Exhibit 3.2

CERTIFICATE OF DESIGNATION OF PREFERENCES, RIGHTS AND LIMITATIONS

OF

SERIES A PREFERRED STOCK

OF

GOLDEN DEVELOPING SOLUTIONS, INC.,

a Nevada corporation

PURSUANT TO SECTIONS 78.195 AND 78.1955 OF THE

NEVADA REVISED STATUTES

Golden Developing Solutions, Inc., a corporation organized and existing under the Nevada Revised Statutes (the “Corporation”), certifies that pursuant to the authority contained in Articles of Incorporation, as amended (the “Certificate of Incorporation”) and in accordance with the provisions of Sections 78.195 and 78.1955 of the Nevada Revised Statutes, the board of directors of the Corporation (the “Board of Directors”) via a Written Consent of the Sole Member of the Board of Directors in lieu of a Special Meeting dated September 12, 2018 duly approved and adopted the following resolution which resolution remains in full force and effect on the date hereof:

RESOLVED, that pursuant to the authority vested in the Board of Directors by its Certificate of Incorporation, the Board of Directors does hereby designate, create, authorize and provide for the issue of Series A Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), consisting of one (1) share, having the voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof as follows:

SERIES A PREFERRED STOCK

Section 1. Powers and Rights of Series A Preferred Stock. There is hereby designated a class of Preferred Stock of the Corporation as “Series A Preferred Stock”, par value $0.0001 per share (the “Series A Preferred Stock”). The number of shares, powers, terms, conditions, designations, preferences and privileges, relative, participating, optional and other special rights, and qualifications, limitations and restrictions, if any, of the Series A Preferred Stock shall be as set forth in this Certificate of Designations.

(a)	Number. The number of authorized shares of the Series A Preferred Stock is one (1) share.

(b)	Dividends. The holder of the share of Series A Preferred Stock (the “Series A Holder”)
shall be not be entitled to be paid any dividends on the Series A Preferred Stock.

(c)	Preferences upon Liquidation. The Series A Preferred Stock shall not have any preferences on

(i)	any liquidation, dissolution or winding up of the Corporation, either voluntarily or involuntarily,

(ii)	a merger or consolidation of the Corporation wherein the Corporation (whether or not the Corporation is the surviving corporation), (iii) any sale, issuance or transfer of capital stock of the Corporation by the Corporation or the holders thereof, or (iv) a sale of all or substantially all of the assets of the Corporation.

(d)	Participation. The Series A Preferred Stock shall not participate in any distributions or payments to the holders of the Common Stock.
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(e)	Vote. The Series A Preferred Stock shall have the right to vote on any matters submitted to the holders of the Common Stock, and shall have three hundred and fifty million (350,000,000) votes per share of Series A Preferred Stock on any such matter.

(f)	Conversion. The Series A Preferred Stock shall not be convertible into any other shares of the Corporation.

(g)	Protective Provisions. At any time when the share of Series A Preferred Stock is outstanding, the Board of Directors of the Corporation shall not authorize or allow the Corporation, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Articles of Incorporation) the affirmative vote or written consent of the Series A Preferred Stock, and any such act or transaction entered into without such vote or consent shall be null and void ab initio, and of no force or effect:

(i)	amend, alter or repeal any provision of the Articles of Incorporation or Bylaws of the Corporation in a manner that adversely affects the powers, preferences or rights of the Series A Preferred Stock; or

(ii)	create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock which results in the Series A Preferred Stock not holding a majority of the total voting power of the Corporation.

(h)	Amendment of Certificate. The Corporation may not amend (including by merger, consolidation or otherwise) this Certificate of Designation in any manner without the approval of the Series A Preferred Stock voting as a separate class.

Section 2. Miscellaneous.

(a)                Notices. Any and all notices or other communications or deliveries to be provided by the Series A Holder shall be in writing and delivered personally, by facsimile, via email with return receipt requested, sent by a nationally recognized overnight courier service, addressed to the Corporation at the primary offices of the Corporation. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, via email with return receipt requested, sent by a nationally recognized overnight courier service addressed to each Series A Holder at the email, facsimile, telephone number or address of such Series A Holder appearing on the books of the Corporation, or if no such facsimile telephone number or address appears, at the principal place of business of the Series A Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section 2(a) prior to 5:30 p.m. (Eastern time); (ii) upon receipt of a return receipt if sent via email; (iii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section 2(a) later than 5:30 p.m. (Eastern time) on any date and earlier than 11:59 p.m. (Eastern time) on such date, (iv) the second Business Day (as defined below) following the date of mailing, if sent by nationally recognized overnight courier service, or (v) upon actual receipt by the party to whom such notice is required to be given.

(b)                Legend. Any certificates representing the Series A Preferred Stock shall bear a restrictive legend in substantially the following form (and a stop transfer order may be placed against transfer of such stock certificates):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR REGISTERED NOR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE,

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TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION, SUCH QUALIFICATION AND REGISTRATION IS NOT REQUIRED. ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFTCATE IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS AND CONDITIONS WHICH ARE SET FORTH HEREIN.

(c)                Lost or Mutilated Series A Preferred Stock Certificate. If a Series A Holder’s Series A Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series A Preferred Stock so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Corporation.

(d)                Interpretation. If any Series A Holder shall commence an action or proceeding to enforce any provisions of this Certificate of Designations, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorney’s fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

(e)                Waiver. Any waiver by the Corporation or the Series A Holder of a breach of any provision of this Certificate of Designations shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designations. The failure of the Corporation or the Series A Holder to insist upon strict adherence to any term of this Certificate of Designations on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designations. Any waiver must be in writing.

(f)                 Severability. If any provision of this Certificate of Designations is invalid, illegal or unenforceable, the balance of this Certificate of Designations shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest.

(g)                Duty. Notwithstanding any contrary provisions of Chapter 78 or Chapter 92A of the NRS and any other provisions of Nevada law, including any judicial decisions, the directors of the Corporation shall owe the Series A Holder the same fiduciary duty as that owed to holders of the Corporation’s Common Stock.

IN WITNESS WHEREOF, Golden Developing Solutions, INC. has caused this Certificate of Designation to be signed by a duly authorized officer on this [ ] day of February, 2018.

Golden Developing Solutions, INC.

By: /s/ Stavros Triant
Name: Stavros Triant
Title: Chief Executive Officer